Exhibit 23.1

To Whom It May Concern:

We have issued our report dated April 29, 2004, accompanying the financial statements of Source Atlantic, Inc. on Form SB-2 for the years ended December 31, 2003 and 2002. We hereby consent to the incorporation by reference of said reports on the Registration Statement of Source Atlantic, Inc. on Form SB-2 to be filed with the US Securities and Exchange Commission.

Signed,

/S/ JEWETT, SCHWARTZ & ASSOCIATES
December 15, 2004